NCH CORPORATION AND SUBSIDIARIES
      EXHIBIT 10.1.4 ASSET PURCHASE AGREEMENT BY AND AMONG CARLTON-BATES COMPANY, NCH CORPORATION AND RESOURCE ELECTRONICS, INC. DATED AS OF
                              OCTOBER 29, 1999









                                 ASSET PURCHASE AGREEMENT

                                      by and among

                                  CARLTON-BATES COMPANY

                                     NCH CORPORATION

                                          and

                                RESOURCE ELECTRONICS, INC.

                                      dated as of

                                   October 29, 1999

                                      TABLE OF CONTENTS


   ARTICLE I   DEFINITIONS                                                    1
      1.1     Definitions                                                     1

   ARTICLE II  PURCHASE AND SALE OF ASSETS                                    6
      2.1     Purchase and Sale of Certain Assets                             6
      2.2     Excluded Assets                                                 8
      2.3     Assumption of Liabilities                                       9
      2.4     Purchase Price                                                 10
      2.5     Allocation of Purchase Price                                   11
      2.6     Possession And Risk Of Loss                                    12
      2.7     Prorations                                                     12
      2.8     Taxes                                                          13
      2.9     Closing Costs; Transfer Taxes and Fees                         13
      2.10    Closing                                                        13
      2.11    Closing Deliveries by Seller                                   13
      2.12    Closing Deliveries by Buyer                                    15

   ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER AND NCH              16
      3.1     Organization, Power and Authority                              16
      3.2     Authority, Approvals and Consents                              16
      3.3     Good Title to Purchased Assets                                 16
      3.4     Financial Statements                                           16
      3.5     Events Subsequent to Latest Balance Sheet                      17
      3.6     Condition of Equipment                                         17
      3.7     Tax Matters                                                    17
      3.8     Contracts                                                      17
      3.9     Insurance                                                      18
      3.10    Litigation                                                     19
      3.11    Environmental Matters                                          19
      3.12    Labor Relations                                                20
      3.13    Employees                                                      20
      3.14    Product Warranties                                             21
      3.15    Leased Property                                                21
      3.16    Intellectual Property                                          21
      3.17    Entire Business                                                22
      3.18    Customers and Suppliers                                        22
      3.19    Brokers' Fees                                                  22
      3.20    Inventory                                                      22
      3.21    Accounts Receivable                                            22
      3.22    No Undisclosed Liabilities                                     22
      3.23    Year 2000 Compliance                                           23

   ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER                       23
      4.1     Organization                                                   23
      4.2     Corporate Authorization                                        23
      4.3     Brokers' Fees                                                  23
      4.4     Financing                                                      23

   ARTICLE V   ADDITIONAL COVENANTS OF SELLER                                24

   ARTICLE VI  ADDITIONAL COVENANTS OF BUYER                                 25
      6.2     Financing                                                      26
      6.3     No Disclosure                                                  26

   ARTICLE VII OTHER COVENANTS                                               26
      7.1     Bulk Sales Law                                                 26
      7.2     Payments Received                                              26
      7.3     Notice and Remittance of Payments Received                     26
      7.4     Additional Actions                                             26
      7.5     Reserve Inventory                                              27
      7.6     Hold Area Inventory                                            28
      7.7     Offers of Employment                                           29
      7.8     Termination by Buyer After Closing                             30

   ARTICLE VIII CONDITIONS                                                   30
      8.1     Conditions to Each Party's Obligation to Close                 30
      8.2     Conditions to Buyer's Obligation to Close                      30
      8.3     Conditions to Seller's Obligation to Close                     31

   ARTICLE IX  SURVIVAL AND REMEDY; INDEMNIFICATION                          31
      9.1     Obligation of Parties to Indemnify                             31
      9.2     Indemnification Procedures - Third Party Claims                32
      9.3     Direct Claims                                                  33
      9.4     Survival of Covenants, Representations and Warranties          33
      9.5     Liability Cap                                                  34
      9.6     Transfer Taxes; Filing Fees                                    34
      9.7     Tax Related Adjustments                                        34

   ARTICLE X   TERMINATION                                                   35
      10.1    Termination                                                    35
      10.2    Effect of Termination                                          36

   ARTICLE XI  MISCELLANEOUS                                                 36
      11.1    Expenses of the Parties                                        36
      11.2    Amendment and Modification                                     36
      11.3    Extensions and Waivers                                         36
      11.4    Assignment                                                     36
      11.5    Entire Agreement                                               37
      11.6    Headings                                                       37
      11.7    Execution in Counterpart                                       37
      11.8    Notices                                                        37
      11.9    Governing Law                                                  38
      11.10   Publicity                                                      38
      11.11   Access to Information                                          38
      11.12   Access to Excluded Books and Records                           38
      11.13   Severability                                                   39
      11.14   No Third Party Beneficiaries                                   39

                                 ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement ("Agreement") is dated as of October 29, 1999 by and among Carlton-Bates Company, an Arkansas corporation ("Buyer"), Resource Electronics, Inc., a Delaware corporation, a wholly-owned subsidiary of NCH Corporation ("Seller"), and NCH Corporation, a Delaware corporation ("NCH").

      WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, substantially all of the assets of Seller that are used or held for use by Seller in its electronic parts distribution business (the "Business"); and

      WHEREAS, in connection with such purchase and sale, Buyer will assume certain liabilities and obligations of Seller as more fully described herein.

      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties agree as follows:


                                       ARTICLE I
                                      DEFINITIONS

      I.1 Definitions. The following terms shall have the meanings for the purposes of this Agreement.

      "Accounts Payable" has the meaning set forth in Section 2.3(a).

      "Accounts Receivable" has the meaning set forth in Section 2.1(d).

      "Accounts Receivable Reserve" means $313,943.00, as determined in accordance with the formula set forth on Annex A hereto.

      "Active Inventory With Less Than a Two Time Turn" means the Inventory of the category described on Annex B hereto and shall include the Inventory described on Annex B hereto.

      "Adjusted Inventory Reserve Deduction" means the book value of all Active Inventory With Less Than a Two Time Turn and Inactive Inventory on hand as of the Effective Time.

      "Affiliate" means, with respect to any specified Person, a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

      "Agreement" means this Asset Purchase Agreement, including all exhibits and schedules hereto, as it may be amended from time to time.

      "Annual Statement" has the meaning set forth in Section 7.5(e).


      "Antitrust Division" has the meaning set forth in Section 5.1(b).

      "Applicable Law" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Authority.

      "Assumed Contracts" has the meaning set forth in Section 2.1(e).

      "Authority" means any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, any public regulatory authority, whether foreign, national, federal, state or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any regulation.

      "Base Purchase Price" has the meaning set forth in Section 2.4(a).

      "Business" has the meaning set forth in the Preamble.

      "Business Records" has the meaning set forth in Section 2.1(f).

      "Buyer" has the meaning set forth in the Preamble.

      "Closing" has the meaning set forth in Section 2.10.

      "Closing Date" has the meaning set forth in Section 2.10.

      "COBRA" has the meaning set forth in Section 7.7(e).

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Confidentiality Agreement" means that certain Confidentiality Agreement, dated August 3, 1999 among Buyer and certain of its Affiliates and Seller.

      "Contract" has the meaning set forth in Section 2.1(e).

      "Copyright" has the meaning set forth in Section 2.1(i).

      "Deferred Payment Term" has the meaning set forth in Section 7.5(a).

      "Deferred Purchase Price" has the meaning set forth in Section 7.5(a).

      "Effective Time" has the meaning set forth in Section 2.1(e).


      "Employee Benefit Plans" means any "employee benefit plan" within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of Seller or any other trades or businesses under common control (within the meaning of Section 4001(b)(1) of the ERISA) with Seller that is maintained by any such Person or as to which any such entity has any liability or obligation.

      "Environmental Laws" means all Federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superlien" law, and any other similar Federal, state or local statutes.

      "Equipment" has the meaning set forth in Section 2.1(b).

      "Excluded Assets" has the meaning set forth in Section 2.2.

      "Excluded Books and Records" has the meaning set forth in Section 2.2(c).

      "FTC" has the meaning set forth in Section 5.1(b).

      "Final Purchase Price" has the meaning set forth in Section 2.4(b).

      "Financial Statements" has the meaning set forth in Section 3.4.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "HSR Act" has the meaning set forth in Section 3.2.

      "Hazardous Substance" means any material or substance which (a) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by or pursuant to any Environmental Laws) or (b) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Laws.

      "Hold Area Inventory" means Inventory described on Annex C hereto.

      "Hold Area Purchase Commitments" means existing commitments or agreements to purchase Hold Area Inventory.

      "Inactive Inventory" means the Inventory of the category described on Annex D hereto and shall include the Inventory described on Annex D hereto.

      "Income Taxes" has the meaning set forth in Section 2.2(h).

      "Indemnified Party" has the meaning set forth in Section 9.2(a).

      "Indemnifying Party" has the meaning set forth in Section 9.2(a).

      "Intellectual Property" has the meaning set forth in Section 2.1(i).

      "Inventory" has the meaning set forth in Section 2.1(c).

      "Inventory Reserve Deduction" means the book value of the Active Inventory With Less Than a Two Time Turn and the Inactive Inventory, which the parties have agreed is equal to $7,541,304.86 as of September 30, 1999.

      "Interest Rate" means the prime rate as published from time to time in the Wall Street Journal, Southwest Edition on the date interest is to first accrue on any obligation of a party hereto to any other party or parties to this Agreement.

      Leased Property" has the meaning set forth in Section 2.1(a).

      "Liability" means any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Lien" means any mortgage, lien charge, restriction, pledge, security interest, option, lease or sublease, claim, easement, encroachment or encumbrance.

      "Like Inventory" means inventory items in the Reserve Inventory and in the inventory maintained by Buyer or its Affiliates with common vendor part numbers. Within thirty (30) days after Closing Buyer will furnish an Annex F describing the Like Inventory that exists as of the Effective Time. At the end of each twelve-month period (commencing twelve months after the last day of the month in which the Closing Date occurred), Buyer shall furnish a revised Annex F describing the Like Inventory that exists as of the end of such twelve-month period. Such revised Annex F shall supersede the previous Annex F and shall be deemed to be the Annex F referred to in this Agreement until a new Annex F is furnished by Buyer at the end of the subsequent twelve-month period.

      "Losses" has the meaning set forth in Section 9.1(a).


      "Material Adverse Effect" means any change or effect that would be, or would reasonably be expected to be, materially adverse to the properties, assets, condition (financial or otherwise) or results of operations of the Business.

      "Most Recent Financial Statements" has the meaning set forth in Section
   3.4.

      "Most Recent Fiscal Month End" has the meaning set forth in Section 3.4.

      "Most Recent Fiscal Year End" has the meaning set forth in Section 3.4.

      "Offer to Purchase" has the meaning set forth in Section 7.5(g).

      "Ordinary Course of Business Contracts" has the meaning set forth in
   Section 3.8(a).

      "Payment Date" has the meaning set forth in Section 7.5(c).

      "Pension Plan" means any Employee Pension Benefit Plans (as defined in
   Section 3(2) of ERISA), which Seller or any other trades or businesses under common control (within the meaning of Section 4001(b)(1) of ERISA) with Seller maintains, or to which Seller or any such Person is or has been obligated to contribute.

      "Permitted Liens" means and shall include: (i) only to the extent that they do not impair in any material respect the conduct of the Business or the use of the Transferred Assets in the manner currently used by Seller, the following: (A) Liens for Taxes, assessments or governmental charges or levies not yet due or delinquent, (B) statutory Liens of carriers, warehousemen, mechanics, materialmen and the like arising in the ordinary course of business and for obligations not yet due and payable, (C) easements, restrictive covenants, rights of way and other similar restrictions of records that do not materially adversely affect the use of the property subject thereto, (D) zoning, building and other similar restrictions, (E) minor imperfections of title that do not materially adversely affect the use of the property subject thereto and (F) in the case of Leased Property, all matters affecting the title of the lessor
   (and any underlying lessor) thereof and (ii) Seller's Liens to the extent that such are released in full at or prior to the Closing
   ("Seller's Liens").

      "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

      "Permits" has the meaning set forth in Section 2.1(g).

      "Purchase Notice" has the meaning set forth in Section 7.5(g).

      "Purchased Assets" has the meaning set forth in Section 2.1.

      "Reserve Inventory" means and shall include the Active Inventory With Less Than a Two Time Turn and the Inactive Inventory.

      "Retained Liabilities" has the meaning set forth in Section 2.3(b).

      "Seller" has the meaning set forth in the Preamble.

      "Seller's Liens" means the Liens described on Annex D.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Third Party Claims" has the meaning set forth in Section 9.2(a).

      "Trademarks" has the meaning set forth in Section 2.1(h).

      "Transition Services Agreement" means the Transition Services Agreement among Buyer, Seller and NCH attached hereto as Exhibit A.

      "Vendor's Contracts" has the meaning set forth in Section 3.8(a).

      "WARN Act" has the meaning set forth in Section 7.7.


                                   ARTICLE II
                          PURCHASE AND SALE OF ASSETS

      II.1 Purchase and Sale of Certain Assets. At the Closing, subject to Section 2.2, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to the assets and properties (the "Purchased Assets") of Seller of every kind, type or designation that are used in, or held for use in, the operation of the Business, whether tangible or intangible, real, personal or mixed, wherever located, free and clear of all Liens other than Permitted Liens, including, without limitation:

      (a) all parcels of land and all buildings, structures, improvements and fixtures thereon, together with all rights of way, easements, privileges and other appurtenances pertaining or belonging thereto, leased by Seller (the "Leased Property");

      (b) all machinery and equipment and spare parts, furniture, office equipment and other personal property of any kind or type, whether physically located on the Leased Property or elsewhere (the "Equipment");

      (c) all inventories (including the Reserve Inventory and the Hold Area Inventory), including all finished products, wrapping, supply, labels and packaging items, in each case wherever located (the "Inventory");

      (d) all of the trade notes or accounts receivable arising out of Inventory sold or shipped or services performed in connection with the operation of the Business ("Accounts Receivable");

      (e) all rights under (i) all contracts, commitments, understandings, binding arrangements, leases of real and personal property, licenses, purchase orders and all other legally binding arrangements to which Seller is a party or to which Seller or any of the Purchased Assets is subject, and which relate to the operation of the Business, except to the extent any of the foregoing relate to the Excluded Assets or the Retained Liabilities, (collectively, the "Contracts"), to the extent that such are described on
   Schedule 2.1(e), (ii) all Contracts relating to the Business that are entered into or assumed by Seller between the date of this Agreement and 12:01 a.m. on the Closing Date (the "Effective Time") in accordance with the terms of this Agreement and (iii) all Ordinary Course of Business Contracts (collectively, the "Assumed Contracts");

      (f) all of the books and records of the Business, wherever located, relating to the Business, including, but not limited to, the following: sales records, books of account, files, invoices, inventory records, accounting records, product specifications, drawings, engineering, maintenance, operating and production records, advertising materials, customer lists, cost and pricing information, supplier lists, business plans, catalogs, quality control records and manuals, blueprints, research and development files, laboratory books, patent and trademark files and litigation files, other than records kept solely for Tax purposes and excluding any of the foregoing relating to the Excluded Assets or the Retained Liabilities (collectively, the "Business Records");

      (g) to the extent transfer is permitted under Applicable Law, all permits, approvals, franchises, licenses or other rights granted by any Authority and necessary for the lawful ownership of the Purchased Assets or other lawful conduct of the Business as currently conducted (the "Permits");

      (h) all U.S. trademarks, U.S. trademark applications, U.S. trademark registrations, U.S. trade names and U.S. service marks (including, without limitation, the names set forth on Schedule 2.1(h), together with the goodwill associated therewith and all rights deriving therefrom (the "Trademarks");

      (i) all U.S. registered copyrights or unregistered copyrights and all rights deriving therefrom (the "Copyrights" and together with the Trademarks, the "Intellectual Property");

      (j) all goodwill of the Business, including the name "Resource Electronics" and the right to represent oneself as the successor to the Business;

      (k) all rights under manufacturers' and vendors' warranties relating to items included in the Purchased Assets and all similar rights against third parties relating to items included in the Purchased Assets;

      (l)     all refunds, deposits, prepayments and prepaid expenses; and

      (m) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any Person arising out of or relating to the Business.

      II.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain all its right, title and interest in and to, and there shall be excluded from the sale, transfer, assignment and delivery to Buyer hereunder, the following assets and properties (the "Excluded Assets"):

      (a) all cash, bank accounts, cash equivalents and other similar types of investments, certificates of deposit, U.S. Treasury bills and other marketable securities;

      (b) all contracts, commitments, understandings, binding arrangements, leases of real and personal property licenses, purchase orders and all other legally binding arrangements to which Seller is a party which do not directly relate to the Business, including but not limited to any contract or arrangement relating to the business of Resource Satellite, Inc., as such has been historically conducted;

      (c) all of the books and records of Seller, wherever located, which do not directly relate to the Business, including but not limited to any books or records of Seller relating to the business of Resource Satellite, Inc., as such as been historically conducted ("Excluded Books and Records");

      (d) all parcels of land and all buildings, structures, improvements and fixtures thereon, together with all rights of way, easements, privileges and other appurtences pertaining or belonging thereto owned in fee by Seller or its Affiliate;

      (e) the AS400 computer, storage devices, communication devices, system software and leases described in Schedule 2.2(e);

      (f) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any person or entity solely arising out of or relating to the Excluded Assets;

      (g) all insurance policies, programs, reserves and related bonds of any nature (and any claims payable in respect thereof) covering the Business prior to the Effective Time;

      (h) any refunds, claims for refunds or rights to receive refunds from any Authority with respect to income, franchise or other Taxes measured by or based upon income or profits or interest or penalties thereon ("Income Taxes") paid or to be paid by Seller or any of its affiliates relating to a period, or portions thereof, ending on or prior to the Closing;

      (i) any records or copies thereof (including accounting records) related to Income Taxes paid or payable by Seller or any of its Affiliates;

      (j)     Seller's organizational documents;

      (k) such records as relate exclusively to (i) the items set forth in the foregoing subsections of this Section 2.2, (ii) the Retained Liabilities or (iii) the negotiation and consummation of the transactions contemplated by this Agreement;

      (l) rights under this Agreement and under any Contract that is not an Assumed Contract; and

      (m) all rights to the name "Resource" and any variations thereof, other than as used as a part of the name "Resource Electronics".

      II.3    Assumption of Liabilities.

      (a) Subject to Section 2.3(b), at the Closing, Buyer shall assume and thereafter pay, honor and discharge when due and payable the following obligations, liabilities and commitments of Seller (the "Assumed Liabilities"):

         (i) all liabilities, obligations and commitments of Seller accruing with respect to periods commencing on and after the Effective Time under the Assumed Contracts;

         (ii) to the extent that such are unpaid, all trade accounts payable arising from Inventory purchased or services performed for the Business in the ordinary course of business ("Accounts Payables") and which either (x) are set forth on the balance sheet contained in the Most Recent Financial Statements or (y) have been incurred since
      July 31, 1999 in the ordinary course of business; and

         (iii) all other liabilities and obligations (other indebtedness for borrowed funds that do not constitute Accounts Payables) occurring, arising out of or related to the ownership or operation of the Business or the Purchased Assets that (x) are attributable to events occurring on and after the Effective Time or (y) are attributable to events occurring or in existence prior to the Effective Time and that do not relate to an event (1) that constitutes a breach of a representation or warranty of NCH or Seller made herein and (2) as to which Buyer is entitled to indemnification as to such breach under Article IX.

      (b) Buyer does not assume and shall not be deemed to have assumed hereunder any of the following obligations, liabilities and commitments of Seller (the "Retained Liabilities"):

         (i) all liabilities, obligations and commitments accruing, arising out of or related to the employment by Seller or its affiliates of any current or past employees prior to the Effective Time for accrued but unpaid wages, salary or other similar compensation and all claims and benefits under any Pension Plans or Employee Benefit Plans, including, but not limited to, obligations under COBRA;

         (ii) all liabilities, obligations and commitments arising under any Contracts which are not Assumed Contracts;

         (iii) all liabilities, obligations and commitments arising under any of the actions, suits and proceedings described on Schedule 3.10 and that are currently pending against Seller;

         (iv) all liabilities, obligations and commitments arising from the ownership or operation of any of the Excluded Assets;

         (v) those liabilities, obligations and commitments in connection with any product warranties, indemnities or guarantees for products shipped or sold prior to the Effective Time, including, but not limited to, those claims arising under the items disclosed on Schedule 3.14 or statutory or common law; and

         (vi) all liabilities, obligations and commitments of Seller that are not Assumed Liabilities.

      II.4    Purchase Price.

      (a) In addition to Deferred Purchase Price payments that may be made in accordance with Section 7.5, in consideration of the sale, transfer, assignment and delivery of the Purchased Assets, Buyer agrees, subject to the terms, conditions and limitations set forth in this Agreement, to pay Seller at the Closing an amount equal to Twenty-One Million One Hundred Twenty-One Thousand Dollars ($21,121,000) reduced by the sum of (i) the Inventory Reserve Deduction and (ii) an Accounts Receivable Reserve in the amount of $313,943.00 (the "Base Purchase Price").

      (b) Subsequent to the Closing, the Base Purchase Price shall be adjusted as follows (the "Final Purchase Price");

         (i) The Base Purchase Price shall be increased, on a dollar for dollar basis, in the amount that the adjusted book value of the Purchased Assets reduced by the book value of Accounts Payable, each determined as of the Effective Time, exceeds $21,121,000;

         (ii) The Base Purchase Price shall be decreased, on a dollar for dollar basis, in the amount that the adjusted book value of the Purchased Assets reduced by the book value of Accounts Payable, each determined as of the Effective Time, is less than $21,121,000; and

         (iii) For purposes of clauses (i) and (ii) above, the book value of the Purchased Assets shall be (x) calculated giving effect to the Accounts Receivable Reserve determined as of the Effective Time and
      (y) increased or decreased, on a dollar for dollar basis, by the amount that the Adjusted Inventory Reserve Deduction is greater than (a decrease) or less than (an increase) the Inventory Reserve Deduction (it being understood that in calculating the Adjusted Inventory Reserve Deduction, the parties will redetermine the Active Inventory With Less Than a Two Time Turn and the Inactive Inventory as of the Effective
      Time).

      (c) Within thirty (30) days after the Closing Date, Seller shall deliver a statement setting forth the adjustments to the Base Purchase Price as contemplated by this Section 2.4, prepared as described herein (the "Statement of Adjustment"). The Statement of Adjustment shall be prepared in accordance with consistently applied accounting procedures which conform to GAAP and shall reflect the accounting adjustment derived from the books and records maintained by Seller in the ordinary course of business; provided, however, that in preparing the Statement of Adjustment (i) all reserves for doubtful accounts contained in the Financial Statements shall be ignored and reversed and the Accounts Receivable Reserve shall be used in lieu of any such reserves and (ii) all reserves in respect of Inventory contained in the Financial Statements shall be ignored and reversed and the Adjusted Inventory Reserve Deduction shall be used in lieu of any such reserves.

      (d) Unless Buyer, within 30 days after receipt of the Statement of Adjustment, notifies Seller that it objects to the computation contained therein, specifying the basis for such objection, Seller's calculation of the adjustments to the Base Purchase Price and the calculation of the Final Purchase Price shall be binding upon the parties. If Buyer and Seller are unable to agree upon the Statement of Adjustment within 30 days after any such notification has been given by Buyer stating Buyer's objections to the Statement of Adjustment or within a mutually agreed upon extended time period, the controversy shall be referred to an independent certified public accounting firm mutually acceptable to the parties for a final determination thereof. In the event the parties are unable to agree on an independent certified public accounting firm, then the names of the Big 5 national accounting firms (other than those that have provided services to either party within the twelve month period preceding the Closing Date) shall be placed in a blind pool and NCH shall draw (in Buyer's presence) a name from the pool identifying the accounting firm to make a final determination with respect to the Statement of Adjustment. Such determination shall be binding upon the parties, absent manifest error. The parties shall share equally the fees and expenses of such firm.

      (e)     Any Base Purchase Price adjustment payment required under this
   Section 2.4 shall be delivered by Buyer to Seller, or by Seller to Buyer, as appropriate, in accordance with the instructions of the appropriate recipient, together with interest thereon for each day from and including the Closing Date at a rate per annum equal to the Interest Rate, (i) within the lesser of 35 days after delivery by Seller of the Statement of Adjustment, or five days after Buyer notifies Seller that it does not object to the Statement of Adjustment; or (ii) if Buyer shall have objected to the Statement of Adjustment, within five days following final determination of the disputed items pursuant to this Section 2.4.


      II.5 Allocation of Purchase Price. Seller and Buyer hereby allocate the Purchase Price among the Purchased Assets and the Assumed Liabilities in compliance with Section 1060 of the Code with respect to the allocation of the Purchase Price, and in accordance with the formula set forth on
   Schedule 2.5.

      II.6    Possession And Risk Of Loss.

      (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Purchased Assets from any cause whatsoever shall be borne by Seller at all times prior to the Effective Time. In the event of any such loss, damage, impairment, confiscation, or condemnation, whether or not covered by insurance, Seller shall promptly notify Buyer of such loss, damage, impairment, confiscation, or condemnation.

      (b) If Seller, at its expense, repairs, replaces, or restores such Purchased Assets to their prior condition to the reasonable satisfaction of Buyer before the Closing, Seller shall be entitled to all insurance proceeds and condemnation awards, if any, by reason of such award or loss.

      (c) If Seller does not or cannot restore or replace lost, damaged, impaired, confiscated or condemned Purchased Assets or informs Buyer that it does not intend to restore or replace such Purchased Assets, Buyer may at its option:

         (i) terminate this Agreement by notice forthwith without any further obligation hereunder; or

         (ii) proceed to the Closing of this Agreement without Seller completing the restoration and replacement of such Purchased Assets, provided that Seller shall assign all rights under applicable insurance policies and condemnation awards, if any, to Buyer; and in such event, Seller shall have no further liability with respect to the condition of the Purchased Assets directly attributable to the loss, damage, impairment, confiscation, or condemnation.

      (d) Buyer will notify Seller of a decision under the options described in Section 2.6(c)(i) or 2.6(c)(ii) above within ten days after Seller's notice to Buyer of the damage or destruction of Purchased Assets and the estimate of the costs to repair or replace; provided, however, that if Seller states that it intends to restore the damaged Purchased Assets and if Seller has not restored such damaged Purchased Assets immediately prior to the Closing Date, notwithstanding Buyer's prior delivery of a notice to proceed pursuant to this Section 2.6(d), Buyer shall have the right to either postpone the Closing or terminate this Agreement by notice forthwith.


      II.7 Prorations. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than 60 days thereafter, the real and personal property Taxes, water, gas, electricity and other utilities, common area maintenance reimbursements to lessors, local business or other license fees, merchants' association dues and other similar periodic charges payable with respect to the Purchased Assets or the Business shall be prorated between Buyer, on the one hand, and Seller, on the other hand, effective as of the Effective Time with Seller being responsible for amounts related to the period before the Effective Time and Buyer being responsible for amounts related to the period on and after the Effective Time. To the extent practicable, utility meter readings shall be determined as of the Effective Time. If the final real property Tax rate or final assessed value for the current Tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate or assessed value in effect for the preceding Tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value of the Leased Property prior to the Closing Date.

      II.8 Taxes. All Income Taxes in respect of the Purchased Assets and income of the Business for the period or portions of periods ending prior to the Effective Time shall be borne by Seller. Except as otherwise provided in this Agreement, all Income Taxes in respect of the Purchased Assets and income of the Business for the period or portions of periods beginning on and after the Effective Time shall be borne by Buyer.

      II.9    Closing Costs; Transfer Taxes and Fees.

      (a) Each Party shall pay the cost of all sales and use Taxes arising out of the transfer of the Purchased Assets pursuant to this Agreement normally paid by such party in accordance with local practices in the State of Texas. Buyer and Seller shall equally pay all costs and expenses (including, without limitation, recording fees and real estate transfer Taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the Purchased Assets. Seller shall be responsible for all costs and expenses in obtaining and recording releases of Seller's Liens on the Purchased Assets. The sales, use and transfer Tax returns required by reason of said transfer shall be timely prepared and filed by the party normally obligated by law or regulation to make such filing. The parties agree to cooperate with each other in connection with the preparation and filing of such returns, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

      (b) If Buyer, on the one hand, or Seller, on the other hand, pays any Tax agreed to be borne by the other party under this Agreement, such other party shall promptly (within 10 days) reimburse the paying party for the amounts so paid. If any party receives any refund or credit to which another party is entitled under this Agreement, the receiving party shall promptly (within 10 days) pay such amounts to the party entitled thereto.

      II.10 Closing. Subject to the conditions set forth in Article VIII, the closing of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m. on November 12, 1999, or on such other date and time upon which the parties may agree. The date on which the Closing takes place is referred to herein as the "Closing Date." The Closing shall be deemed to be effective as of the Effective Time.

      II.11   Closing Deliveries by Seller.

      (a)  At the Closing, Seller shall deliver to Buyer the following:

         (i) an assumption agreement providing for the assumption by Buyer of the Assumed Liabilities (the "Assumption Agreement") in the form of Exhibit B hereto;

         (ii) a bill of sale and assignment covering all Purchased Assets, but specifically excluding the Excluded Assets, in the form of Exhibit C hereto;

         (iii)   a duly executed Transition Services Agreement;

         (iv) an amendment to Seller's certificate of incorporation changing the name of the corporation from "Resource Electronics, Inc." to another name selected by NCH;

         (v) a certificate of Seller to the effect that (A) the representations and warranties of Seller contained herein were true and correct in all material respects when made and are true and correct at and as of the Closing Date except that any representation or warranty that by its terms is stated to be true as of a particular date need be in all material respects only as of such date and (B) Seller has performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date;

         (vi) an opinion of Seller's counsel opining as to due authorization, execution and enforceability of this Agreement (other than enforceability of Section 2.13 hereof) and otherwise reasonably satisfactory to Buyer;

         (vii) estoppel certificates from the lessors under the Leased Property, and from the other parties to any of the Assumed Contracts, in a form reasonably acceptable to Buyer, to the effect that such leases and other contracts are in full force and effect, and Seller is not in breach or default thereunder; and

         (viii) as Buyer may reasonably request, any additional assignments or other instruments of transfer, assignment or conveyance reasonably necessary to convey, transfer and assign title together with possession to the Purchased Assets to Buyer as contemplated by this Agreement, all in form and substance reasonably satisfactory to Buyer and such other documents and instruments reasonably necessary in order to consummate the transactions contemplated hereby upon the terms contained herein.

      (b)     At the Closing, NCH shall deliver to Buyer the following:

         (i)     a duly executed Transition Services Agreement; and


         (ii) a certificate of NCH to the effect that (A) the representations and warranties of NCH contained herein were true and correct in all material respects when made and are true and correct at and as of the Closing Date except that any representation or warranty that by its terms is stated to be true as of a particular date need be in all material respects only as of such date and (B) NCH has performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by NCH on or prior to the Closing Date.

      II.12 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

      (a) a wire transfer of immediately available funds in an amount equal to the Base Purchase Price;

      (b)     a duly executed Assumption Agreement;

      (c)     a duly executed Transition Services Agreement;

      (d) a certificate of Buyer to the effect that (A) the representations and warranties of Buyer contained herein were true and correct in all material respects when made and are true and correct at and as of the Closing Date except that any representation or warranty that by its terms is stated to be true as of a particular date need be in all material respects only as of such date and (B) Buyer has performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

      (e) an opinion of Buyer's counsel opining as to due authorization, execution and enforceability of this Agreement and otherwise reasonably satisfactory to Seller; and

      (f) as Seller may reasonably request, any other agreements or instruments of assumption reasonably necessary to effect the assumption by Buyer of the Assumed Liabilities as contemplated by this Agreement and such other documents and instruments reasonably necessary in order to consummate the transactions contemplated hereby upon the terms contained herein.

      II.13 Noncompetition Agreement. As additional consideration for the payment of the Purchase Price, Seller and NCH, jointly and severally, agree that they will not for a period of three (3) years following the Closing Date, directly or indirectly, own, manage, operate, advise, control or otherwise establish, engage in, affiliate with, participate in, be connected with, assist others in connection with, whether as a partner, creditor, guarantor, advisor, consultant, owner, shareholder or otherwise, any corporation, partnership or other entity, occupation, business, trade or enterprise engaged in the electronic parts distribution business the same as or similar to the Business heretofore operated by Seller within a one hundred (100) mile radius of any location constituting part of the Leased Property being assumed by Buyer under this Agreement; provided, however, the foregoing shall not apply to (a) the ownership by Seller or the stockholders of not more than five percent (5%) of the outstanding securities of any publicly held corporation engaged in such business, (b) the business of Resource Satellite, Inc., as historically conducted prior to the date hereof, and (c) any repurchase and the subsequent distribution, marketing, sale or other disposition by NCH of Hold Area Inventory pursuant to Section 7.6(b) hereof.


                                ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF SELLER AND NCH

      In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller and NCH, jointly and severally, represent and warrant to Buyer as follows):

      III.1 Organization, Power and Authority. Seller and NCH are each corporations duly organized, legally existing and in good standing under the laws of Delaware and Seller has full corporate power and authority to carry on the Business as it has been conducted prior to the Closing Date. Except where the failure to be so registered would have a Material Adverse Effect, Seller is registered as a foreign corporation in good standing in each of the states listed on Schedule 3.1 and such states represent all of the states that Seller is required to be registered in connection with the operation of the Business.

      III.2 Authority, Approvals and Consents. Seller and NCH each have the corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder. This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding obligation of, Seller and NCH enforceable against Seller and NCH in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies). The execution, delivery and performance of this Agreement do not and will not contravene any provisions of either Seller's or NCH's Articles of Incorporation or Bylaws or, any of the terms, conditions or provisions of any agreement or instrument to which Seller or NCH is a party, and Seller and NCH have no reason to believe that it will result in a violation of any Applicable Law. Except for (i) approvals required under the Hart-Scott-Rodino Act ("HSR Act"), (ii) required consents under the Permits, and (iii) required consents of third parties to the Assumed Contracts, which consents are listed on Schedule 3.2, no notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any Authority or any other Person is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated hereby, including the assignment of the Permits and the Assumed Contracts as contemplated herein.

      III.3   Good Title to Purchased Assets.  Except as set forth on Schedule
   3.3 hereto, Seller has good, valid and marketable title to all of the Purchased Assets, free and clear of any Lien except Permitted Liens.


      III.4 Financial Statements. Attached hereto as Part I of Schedule 3.4 are the following financial statements (collectively the "Financial Statements"): (a) unaudited consolidated balance sheets and statements of income (including all notes thereto) as of and for the fiscal year ended April 30, 1999 (the "Most Recent Fiscal Year End") for Seller, (b) unaudited consolidated balance sheets and statements of income (including all notes thereto) as of and for the fiscal year ended April 30, 1997, and 1998, and (c) unaudited consolidated balance sheets and statements of income (including all notes thereto) (the "Most Recent Financial Statements") as of and for the 4 months ended August 31, 1999 (the "Most Recent Fiscal Month End") for Seller. Except as described in the Financial Statements or on
   Part II of Schedule 3.4, the Financial Statements (including the notes thereto) have been prepared in accordance with accounting procedures which conform to GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods.

      III.5 Events Subsequent to Latest Balance Sheet. Except as set forth on Schedule 3.5 hereto, since the Most Recent Fiscal Month End, there has not been any:

      (a) transaction by Seller except in the ordinary course of business as conducted on that date;

      (b) damage, destruction or loss, of any Purchased Asset of a material value;

      (c) sale, transfer, lease, assignment, abandonment or other disposition of, or any agreement or other arrangement for the sale, transfer, lease, assignment, abandonment or other disposition of any Purchased Asset, except in the ordinary course of business;

      (d) agreement or commitment by Seller to do any of the things described in this Section 3.5; or

      (e) other change, condition or event of any character having a Material Adverse Effect.

      III.6 Condition of Equipment. All of the Equipment is in good working order and condition, normal wear and tear excepted and is suitable and fit for the uses and purposes for which it is currently being used.

      III.7 Tax Matters. Except as set forth in Schedule 3.7, Seller has duly and timely filed (taking into account all valid extension of filing dates) all Tax Returns that it has been required to file for all periods through and including the Closing Date. All such Tax Returns are correct and complete in all material respects. All material Taxes owed by Seller (whether or not shown on any Tax Return) have been timely paid, except for Taxes being contested in good faith by appropriate proceedings.

      III.8   Contracts.


      (a) Schedule 3.8(a) sets forth a list of all Contracts in effect on the date of this Agreement, except (i) orders for the purchase of Inventory or supplies used in the Business and entered into in the ordinary course of business; (ii) orders for the sale of finished products of the Business to customers, entered into in the ordinary course of business; (iii) contracts for routine maintenance of the Leased Property or any part thereof or any of the Equipment, entered into in the ordinary course of business; (iv) vendor's franchise contracts entered into in the ordinary course of business ("Vendor's Contracts"); and (v) leases of personal property entered into in the ordinary course of business and requiring an annual expenditure thereunder of $10,000 or less (collectively, the "Ordinary Course of Business Contracts"). All of the Contracts set forth on Schedule 3.8(a), which excludes the Ordinary Course of Business Contracts, are collectively referred to herein as the "Material Contracts." Seller has delivered or made available to Buyer copies of all Material Contracts. Seller is not a party to any oral Material Contract.

      (b) Each Assumed Contract is valid and enforceable in accordance with its terms. Seller is in compliance with the provisions of all Assumed Contracts. Neither Seller, nor to Seller's knowledge, any other parties thereto are in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in an Assumed Contract.

      (c) Except notices, consents and approvals under any Vendor's Contracts and as otherwise set forth in Schedule 3.2, no notice to, or consent or approval by, any third party is required under any of the Assumed Contracts as a result of or in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby and, assuming the consents set forth on
   Schedule 3.2 are obtained prior to Closing, each Assumed Contract will continue in full force and effect upon the consummation of the transactions contemplated hereby and will not be cancelable by the other party without liability to such other party due to the consummation of the transactions contemplated hereby.

      (d)     Schedule 3.8(d) lists each Contract, plan or other arrangement
   (i) relating to the employment or consulting services of any person which is not terminable without liability or penalty on 30 days or less notice,
   (ii) relating to the provision of benefits upon, or resulting from, the occurrence of a transaction involving Seller of the nature of any of the transactions contemplated by this Agreement, (iii) providing severance or other benefits after the termination of employment or other contractual relationship regardless of the reason for such termination and regardless of whether such termination is before or after a change of control, (iv) under which any person may receive payments subject to the tax imposed by Section 4999 of the Code or (v) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.


      III.9 Insurance. Seller has insurance policies in full force and effect for such amounts as are sufficient for material compliance with all Applicable Law and of all Contracts to which Seller is a party or by which it is bound. Set forth in Schedule 3.9 is a list of all fire, liability and other forms of insurance and all fidelity bonds held by or applicable to Seller or the Business, setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type of coverage and annual premium. No event relating to Seller or the Business has occurred which can reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which is likely to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been canceled within the last two years and, to Seller's knowledge, no threat has been made to cancel any insurance policy of Seller during such period. Seller has not received notice, and has no reason to believe (except as may result from the consummation of the transactions contemplated herein) that any policy of insurance will not be renewed at the expiration of its then current term or that any significant premium increase is anticipated for such coverage in the immediately succeeding term. All such insurance will remain in full force and effect with respect to periods before the Closing. No event has occurred, including, without limitation, the failure by Seller to give any notice or information or the giving of any inaccurate or erroneous notice or information by Seller, which limits or impairs the rights of Seller under any such insurance policies.

      III.10 Litigation. Except as set forth on Schedule 3.10, there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance, or arbitration pending or, to the knowledge of Seller, threatened against Seller or any of the Purchased Assets by or before any arbitrator or Authority, nor are there any investigations relating to Seller or any of the Purchased Assets pending or, to the knowledge of Seller, threatened by or before any Authority. There is no judgment, decree, injunction, order, determination, award, finding, or letter of deficiency of any Authority or arbitrator outstanding against Seller or any of the Purchased Assets. There is no action, suit, inquiry, judicial or administrative proceeding pending or, to the knowledge of Seller, threatened against any Seller relating to the transactions contemplated by this Agreement.

      III.11  Environmental Matters.  Except as set forth in Schedule 3.11:

      (a)     To the knowledge of Seller, Seller:

         (i) has compiled and is in compliance with all Environmental Laws (and no action, suit, proceeding, hearing, investigation, charge, compliant, claim, demand or notice has been filed or commenced against any of them alleging any such failure to comply) except where the failure to comply would not be reasonably expected to have a Material Adverse Effect;

         (ii) has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental Laws except where the failure to comply or obtain authorizations, as the case may be, would not be reasonably expected to have a Material Adverse Effect; and

         (iii) has complied in all respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in the Environmental Laws; except, where the failure to comply or obtain authorizations, as the case may be, would not be reasonably expected to have a Material Adverse Effect.

      (b) Seller has not received any written or oral notice, report or other information from an Authority or third party regarding any unresolved actual or alleged material violation of Environmental Laws.

      (c) To the knowledge of Seller, Seller has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition or owned or operated any property or facility in any manner that could give rise to any material Liability under Environmental Laws for damage to any site, location or body of water.

      (d) To the knowledge of Seller, none of the following exists at any property or facility owned or operated by Seller: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition,
   (iii) material or equipment containing polychlorinated byphenyls, or
   (iv) landfills, surface impoundments or Hazardous Substance disposal areas.

      (e) To the knowledge of Seller, Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would reasonably by expected to give rise to material Liabilities under Environmental Laws.

      III.12 Labor Relations. Except as set forth in Schedule 3.12 attached, Seller is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and, to Seller's knowledge, there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of Seller into one or more collective bargaining units. There is not pending or, to the best of Seller's knowledge, threatened any labor dispute, strike or work stoppage which affects or which may affect the Business or which may interfere with its continued operation. During the 24 months prior to the date hereof, there has been no strike, walkout or work stoppage involving any of the employees of Seller.

      III.13  Employees.

      (a) Prior to the date hereof, Seller has provided to Buyer a complete and accurate list of the names of all individuals who are employees of Seller as of August 31, 1999, specifying:

         (i) with respect to the hourly employees, the rate of hourly pay, the date and amount of last increase in rate of pay, and whether or not such employee is absent for any reason such as lay-off, leave of absence or workers' compensation;

         (ii) with respect to salaried employees, the length of service, title, rate of base salary for each such employee and the date and amount of last increase in rate of pay; and

         (iii) with respect to each employee listed, the employer, the date of hire and a list of all agreements affecting such person's employment, including a description of the material compensation arrangements.

      (b) There are no complaints or proceedings of any kind involving Seller before any Authority, except as disclosed on Schedule 3.13(b). There are no outstanding orders or charges against Seller in respect of any employee of Seller under any Applicable Laws relating to health and safety.


      (c) To the knowledge of Seller, all current employees of Seller are lawfully authorized to work in the jurisdictions in which they are working according to applicable immigration laws.

      III.14 Product Warranties. Except as set forth on Schedule 3.14, Seller has not extended to its Customers any product warranties, indemnities or guarantees except those imposed by Applicable Law, or in the Assumed Contracts.

      III.15  Leased Property.

      (a) Schedule 3.15 sets forth a list of all Leased Property and includes an accurate description thereof. Seller is the sole person in possession of the premises of all Leased Property, and each lease related to the Leased Property is valid, unencumbered (except for Permitted Liens) and without any default thereunder by Seller.

      (b) Seller neither has received notice of nor has any knowledge of any condemnation, zoning, environmental or other land use regulation proceedings, either instituted or planned to be instituted, that would detrimentally affect the use, occupancy or operation of the Leased Property for their respective current uses or affect the ability of Buyer to continue to use the Leased Property for such uses. All necessary licenses, permits and approvals for Seller's current use of each Leased Property, including certificates of occupancy, have been issued, are in possession of such Seller and remain in full force and effect.

      (c) Seller has delivered to Buyer true, complete and correct copies of all leases, as amended, for the Leased Property, together with all other agreements relating thereto, including but not limited to rights of first refusal, subordination agreements, and non-disturbance agreements.

      (d) Neither Seller, nor to Seller's knowledge, any other parties to the leases are in material default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any lease covering the Leased Property.

      III.16 Intellectual Property. All Trademarks, Copyrights and other Intellectual Property used or held for use in connection with the Business are listed in Schedule 3.16. The Intellectual Property comprises all trade or brand names, business names, trademarks, trade dress, service marks, copyrights, patents, trade secrets, know-how, inventions, designs and other industrial or intellectual property currently used to conduct the Business. Seller beneficially owns all rights to such Intellectual Property free and clear of all Liens, and Seller has not granted to any third party any license or other right to any of such Intellectual Property and Seller is not a party to or bound by any Contract or any other obligation whatsoever that limits or impairs its ability to use, sell, transfer, assign or convey the Intellectual Property. None of the trade or brand names, business names, trademarks, trade dress or service marks that constitute the Intellectual Property are being used by Seller or any affiliate thereof in connection with conducting any business other than the Business. No claim is pending or, to the knowledge of Seller, threatened against Seller asserting that its use of the Intellectual Property infringes the patent, trademark or copyright rights of any person and, to the knowledge of Seller, the use of such Intellectual Property does not infringe any such rights. To the knowledge of Seller, no other person or entity is infringing Seller's rights in its Intellectual Property. There is, to the knowledge of Seller, no reasonable basis upon which any claim may be asserted against Seller for infringement or misappropriation of any domestic or foreign letters patent, patents, patent applications, patent licenses, software licenses, and know-how licenses, trade names, trademark registrations and applications, trademarks, service marks, copyrights, copyright registrations or applications, trade secrets, technical knowledge, know-how or other confidential proprietary information. All letters patent, registration and certificates issued by any Authority relating to any of the Intellectual Property and all licenses and other agreements pursuant to which Seller uses any of the Intellectual Property are valid and subsisting, have been properly maintained and neither Seller, nor, to the knowledge of Seller, any other person, is in default or violation thereunder.

      III.17 Entire Business. Except for the Excluded Assets, the Purchased Assets include all the properties, assets and rights necessary for the operation of the Business as presently conducted by Seller.

      III.18  Customers and Suppliers.  Schedule 3.18 sets forth a list of
   (i) the ten largest customers of the Business based on sales during the fiscal year 1998 and (ii) the ten largest customers of the Business during the 12 months ended April 30, 1999, showing the approximate total sales to each such customer during such periods, (iii) the ten largest suppliers of the Business based on purchases during the fiscal year 1998, and (iv) the ten largest suppliers of the Business based on purchases during the 12 months ended April 30, 1999, showing the approximate total purchases by the Business from each such supplier during such periods.

      III.19 Brokers' Fees. Neither NCH nor Seller has engaged the services of any broker, finder or agent in connection with the transactions contemplated hereby, and no obligation of Buyer to any such party will arise as a result of this Agreement and the transactions contemplated hereby.

      III.20 Inventory. The Inventory included as part of the Purchased Assets are of good and reliable quality, free from damage or defects and except for the Reserve Inventory, are fit for resale in the ordinary course of business at normal prices.

      III.21 Accounts Receivable. All accounts receivable of Seller have arisen from bona fide transactions in the ordinary course of business and reflect in all material respects amounts properly due and owed to Seller.
   To Seller's knowledge, none of the Accounts Receivable are subject to any counterclaim, right of offset, defense or other adverse interest whatsoever.

      III.22 No Undisclosed Liabilities. Except as otherwise expressly disclosed in this Agreement, the Assumed Contracts or the leases covering the Leased Property, or reflected or reserved against in the Financial Statements or as to matters covered by Sections 3.10, 3.11, 3.14, or 3.16, Seller has no debts, liabilities or obligations of any nature (whether accrued or unaccrued, fixed, contingent or otherwise), except accounts payable to trade creditors and other liabilities or obligations incurred in the ordinary course of business since the date of the Financial Statements and those liabilities which are unknown or not required by GAAP to be accrued in the Financial Statements.

      III.23 Year 2000 Compliance. To Seller's knowledge, any software programs to be transferred to Buyer as part of the Purchased Assets (other than Inventory) are Year 2000 Compliant. For purposes of this Agreement "Year 2000 Compliant" shall mean such software will, in all material respects, (i) accurately address, present, produce, store and calculate data involving dates beginning with January 1, 2000 and will not produce abnormally ending or incorrect results involving such dates as used in any forward or regression date based function; and (ii) provide that all "date" related functionalities and data fields include the indication of century and millennium, and will perform calculations which involve a four-digit year field. The foregoing Year 2000 Compliant warranty of Seller shall not apply to Year 2000 problems caused by such external sources, or if a any software program has been modified subsequent to its transfer and delivery to Buyer, or if such software is used in a system or with other products which are not Year 2000 Compliant.


                                 ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      In order to induce NCH and Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer represents and warrants to NCH and Seller as follows:

      IV.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas, and has full corporate power and authority to own or lease its properties and to carry on its business as it is presently being conducted.

      IV.2 Corporate Authorization. Buyer has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding obligation of, Buyer enforceable against Buyer in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies). The execution, delivery and performance of this Agreement do not and will not contravene any provisions of Buyer's Articles of Incorporation or By-laws or, any of the terms, conditions, or provisions of any agreement or instrument to which Buyer is a party and will not result in a violation of any Applicable Law. Except for the filing of a premerger notification report under the HSR Act, and the expiration or termination of any waiting period in connection therewith, no authorization, consent, order, permit or approval of, notice to, or filing with any Person, including any Authority, is necessary to be obtained or made for the execution, delivery and performance of this Agreement.

      IV.3 Brokers' Fees. Buyer has not engaged the services of any broker, finder or agent in connection with the transactions contemplated hereby, and no obligation of Seller or NCH to any such party will arise as a result of this Agreement or the transactions contemplated hereby.


      IV.4 Financing. Buyer has obtained a financing commitment from Bank of America for a senior lending facility under which Buyer contemplates that it will receive the debt financing for the transactions contemplated hereby
   (the "Financing Facilities).    As of the date of this Agreement and subject
   to the conditions set forth in the commitment as a condition to funding, there is sufficient capacity under the Financing Facilities for the borrowing of funds thereunder to pay or cause to be paid the Base Purchase Price and any adjustment thereto and all related fees and expenses. As of the date of this Agreement, Buyer is not aware of any facts or circumstances that create a reasonable basis for Buyer to believe that Buyer will not be able to obtain financing in accordance with the terms of the Financing Facilities.


                                    ARTICLE V
                        ADDITIONAL COVENANTS OF SELLER

      V.1 Seller covenants and agrees that, except as otherwise provided in this Agreement or consented to in writing by Buyer, between the date of this Agreement and the Closing:

         (a      Seller will use and will cause NCH to use its reasonable
      efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement and to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions set forth herein to the obligation of Buyer pursuant to this Agreement to the extent that the fulfillment of such is within the control of NCH or Seller.

         (b      Seller shall use and will cause NCH to use reasonable
      efforts (i) to file as soon as practicable with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") such notifications and other information and documents as may be required under the HSR Act, in order to permit consummation of the transactions contemplated by this Agreement, and (ii) to respond as promptly as practicable to any inquiries received from the FTC and the Antitrust Division for additional information or documentation related thereto. Seller shall reimburse Buyer for one-half of the filing fees paid by Buyer to the FTC in connection with the filings to be made by Buyer pursuant to Section 6.1(b).

         (c      Seller will conduct the Business and operations thereof
      in the manner in which the same have heretofore been conducted, and it will use its reasonable efforts to (i preserve its current business relationships with its customers and suppliers, (ii) keep and maintain all of the Purchased Assets in good working order and condition, normal wear and tear excepted, and in, suitable and fit condition for the uses and purposes for which they are currently being used, and (iii) preserve the goodwill of the Business.

         (d      From and after the execution and delivery of this Agreement,
      Seller will afford to the authorized representatives of Buyer access, during normal business hours (or such other times as may be agreed by the parties hereto) and upon reasonable notice, to Seller's books and records relating to the Business, and Seller will furnish to such representatives during such period all such information relating to the foregoing investigation as Buyer may reasonably request; provided that any furnishing of such information to Buyer and any investigation by Buyer shall not affect the right of Buyer to rely on the representations and warranties made by Seller in or pursuant to this Agreement, and provided further that Buyer will hold in confidence all documents and information concerning Seller so furnished in accordance with the Confidentiality Agreement.


         (e From and after the execution and delivery of this Agreement, Seller will use its reasonable efforts to obtain all consents of any of the lessors under the leases for the Leased Property and all other material third party consents required or otherwise necessary in connection with the consummation of the transactions contemplated herein; provided, that Seller will not be required to obtain or provide any notices, consents or approvals under any Vendor's Contracts.

         (f      At or prior to the Closing, Seller shall cause all Seller's
      Liens to be released in full.

         (g      Seller shall notify Buyer, and Buyer shall notify Seller, of any litigation, arbitration or administrative proceeding pending, or, to its knowledge, threatened against Seller or Buyer, as the case may be, which challenges the transactions contemplated hereby.

         (h      Seller shall give prompt written notice to Buyer of (i) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) the failure of Seller to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

         (i      From the date hereof through the Closing Date, Seller shall maintain its Inventory in the ordinary course of business, consistent with good and sound business practices and in a manner consistent in all material respects with past practices, and will not take any extraordinary action with respect to its Inventory without the prior written consent of Buyer.


                                 ARTICLE VI
                        ADDITIONAL COVENANTS OF BUYER

      VI.1 Performance of Conditions. Buyer covenants and agrees that except as otherwise provided in this Agreement or consented to in writing by Seller between the date of this Agreement and the Closing:

         (a      Buyer will use its reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement and to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions set forth herein to the obligations of NCH and Seller pursuant to this Agreement to the extent that the fulfillment of such is within the control of Buyer.


         (b      Buyer shall use reasonable efforts (i) to file as soon as
      practicable with the FTC and the Antitrust Division such notifications and other information and documents as may be required under the HSR Act, in order to permit consummation of the transactions contemplated by this Agreement, and (ii) to respond as promptly as practicable to any inquiries received from the FTC and the Antitrust Division for additional information or documentation related thereto.

      VI.2 Financing. Buyer shall (a) use reasonable efforts to obtain the debt financing contemplated by Section 4.4 in accordance with the terms and conditions of the Financing Facilities necessary to fund its obligations hereunder, and (b) not voluntarily take any action which would have a material adverse effect on its ability to obtain such debt financing.

      VI.3 No Disclosure. Buyer will not disclose the existence of or any term or condition of this Agreement to any Person without the written consent of NCH.

                                ARTICLE VII
                             OTHER COVENANTS

      VII.1 Bulk Sales Law. Buyer hereby waives compliance by NCH and Seller with any bulk sales law applicable to the transitions contemplated hereby.

      VII.2 Payments Received. Seller and Buyer agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by either of them, any cash, checks with appropriate endorsements (using their reasonable efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party.

      VII.3 Notice and Remittance of Payments Received. As may be requested by Buyer, after the Closing, Seller shall give notice of the Closing to the customers of the Business and shall instruct such customers to remit to Buyer all payments thereafter made in respect of Accounts Receivable. On and after the Closing Date, Seller shall, and shall cause its Affiliates to, remit to Buyer on the 1st and 15th day of each month all amounts received by Seller, or any of its Affiliates, relating to any Accounts Receivable, together with the corresponding invoice or payment statement.


      VII.4 Additional Actions. If at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement and their duly authorized representatives shall use reasonable efforts to take all such action. At the end of each calendar quarter, commencing on December 31, 1999, (a) NCH and Seller shall submit to Buyer statements or other documentation evidencing (i) all payments made by NCH or Seller on Buyer's behalf in connection with any of the Assumed Liabilities and (ii) all amounts received by NCH or Seller on behalf of Buyer in connection with any of the Purchased Assets, and (b) Buyer shall submit to NCH and Seller statements or other documentation evidencing (i) all payments made by Buyer on NCH's or Seller's behalf in connection with any of the Excluded Liabilities and (ii) all amounts received by Buyer on behalf of NCH or Seller in connection with any of the Excluded Assets. NCH shall remit or cause to be remitted to Buyer any amounts received by NCH or Seller in connection with any of the Purchased Assets or any payments made by Buyer on NCH's or Seller's behalf in connection with any of the Excluded Liabilities, and Buyer shall remit or cause to be remitted to NCH any amounts received by Buyer in connection with any of the Excluded Assets or any payments made by NCH or Seller on Buyer's behalf in connection with any of the Assumed Liabilities.

      VII.5   Reserve Inventory.

         (a      From and after the Closing Date, Seller shall pay to Buyer the amounts as determined in accordance with this Section 7.5 (the "Deferred Purchase Price"), and Buyer shall hold and offer for sale the Reserve Inventory for a period ending three (3) years from and after the last day of the month in which the Closing Date occurred (the "Deferred Payment Term"). The items of Like Inventory shall be offered for sale by Buyer and each of its Affiliates who are, from time to time, engaged in the Business, and will be deemed sold, on a FIFO basis as sales of Like Inventory are made in the Business. For purposes of this Section 7.5, sales shall include a return of Reserve Inventory or Like Inventory to a vendor for credit and the amount of the proceeds realized from any such sale shall be the amount of such credit.

         (b      Buyer shall, and shall cause its Affiliates to, maintain
      proper and complete records regarding the Reserve Inventory, Like Inventory and sales transactions and NCH (or its authorized representative), with reasonable notice, shall have the right, from time to time, to audit such records and Buyer shall, and shall cause its Affiliates to, fully cooperate in connection with any such audit.

         (c      Within sixty (60) days of the end of each twelve-month period occurring during the Deferred Payment Term (commencing twelve months after the last day of the month in which the Closing Date occurred)
      (the "Payment Date"), Buyer shall remit or cause to be remitted to NCH for items of Reserve Inventory sold or deemed sold by Buyer or its Affiliates prior to the immediately preceding twelve-month period (commencing twelve months after the last day of the month in which the Closing Date occurred), (i) at a price above cost, the Seller's cost of the Reserve Inventory sold or deemed sold, less five percent (5%) of the gross proceeds realized from such sale or deemed sale as Buyer's cost of handling such Reserve Inventory, or (ii) at a price equal to or below cost, the gross proceeds realized from the sale or deemed sale of the Reserve Inventory less ten percent (10%) of the gross proceeds realized from such sale or deemed sale as Buyer's cost of handling such Reserve Inventory.

         (d      Buyer shall use, and shall cause all of its Affiliates who are from time to time engaged in the Business to use, their respective normal selling and promotional activities to market and sell the Reserve Inventory and the Like Inventory.


         (e      On each Payment Date, Buyer shall deliver to NCH a full
      accounting setting forth the date, price and quantity of all items of Reserve Inventory sold or deemed sold during the relevant period together with an inventory of the remaining items of Reserve Inventory still held by Buyer or its Affiliates as of the immediately preceding twelve-month period (commencing twelve months after the last day of the month in which the Closing Date occurred) (an "Annual Statement"). The Annual Statement shall be prepared based upon the books and records maintained by Buyer and its Affiliates in the ordinary course of business.

         (f      Within sixty (60) days after receipt of the Annual Statement,
      NCH may notify Buyer that it objects to the computation contained therein, specifying the basis for such objection. If NCH and Seller are unable to agree upon the Annual Statement within sixty (60) days after any such notification has been given by NCH stating NCH's objections to the Annual Statement or within a mutually agreed extended time period, the controversy shall be referred to an independent certified public accounting firm mutually acceptable to the parties for a final determination thereof. In the event the parties are unable to agree on an independent certified public accounting firm, then the names of the Big 5 national accounting firms (other than those that have provided services to either party within the twelve month period preceding the Closing Date) shall be placed in a blind pool and NCH shall draw (in NCH's presence) a name from the pool identifying the accounting firm to make a final determination with respect to the Annual Statement. Such determination shall be binding upon the parties, absent manifest error. The parties shall share equally the fees and expenses of such firm.

         (g      Within sixty (60) days after receipt of the Annual Statement,
      NCH may make an offer to purchase the remaining items of Reserve Inventory from Buyer (the "Offer to Purchase") by delivery written notice to Buyer (the "Purchase Notice") stating NCH's proposed purchase price. Unless Buyer, within thirty (30) days after receipt of the Purchase Notice, notifies NCH of its acceptance of the Offer to Purchase contained therein, Buyer shall be deemed to have rejected the Offer to Purchase and the Offer to Purchase shall be deemed withdrawn by NCH.

         (h      NCH shall have the right to terminate the Deferred Payment
      Term at any time upon 90 days' prior notice. Upon termination or expiration of the Deferred Payment Term Buyer shall or shall cause all Reserve Inventory not sold or deemed sold to be promptly assigned and delivered to NCH free and clear of all Liens and at no additional cost to NCH.


      VII.6   Hold Area Inventory.

         (a      For a period of eighteen (18) months from and after the
      Closing Date (the "Hold Area Term"), Buyer shall use, and shall cause all of its Affiliates who are from time to time engaged in the Business to use their reasonable business efforts to sell the Hold Area Inventory, in accordance with the terms and conditions of the Hold Area Purchase Commitments.


         (b      Upon termination of the Hold Area Term, NCH shall repurchase at price equal to the book value thereof any unsold Hold Area Inventory and Buyer shall or shall cause any such Hold Area Inventory to be promptly delivered to NCH free and clear of all Liens, together with the assignment from Buyer to NCH of any unfulfilled Hold Area Purchaser Commitments. Notwithstanding the provisions of Section 2.13, NCH shall have the right to distribute, market, sell or otherwise dispose of any repurchased Hold Area Inventory in any way and in NCH's sole discretion.

      VII.7   Offers of Employment.

         (a      Buyer shall extend a sufficient number of offers of
      employment to employees of Seller under terms such that the termination of employees of Seller as a result of the transactions contemplated by this Agreement will not constitutes a "plant closing" or "mass layoff", or otherwise create obligations for Seller, under the Worker Adjustment and Retaining Notification (the "WARN Act") or any similar state law. In the event that Buyer's offers of employment to employees of Seller are not sufficient either in number or terms such that obligations are imposed on Seller under the WARN Act or a similar state law, then Buyer hereby assumes all liability for any such obligations of Seller arising under the WARN Act or any similar state law.

         (b      Except as contemplated by Section 7.7(a), any offers of
      employment so extended by Buyer shall be on such terms and conditions that Buyer shall determine in its sole discretion. Seller waives any claims against Buyer and any employees of Seller who are extended an offer of employment by Buyer arising from such employment by Buyer including any claims arising under any employment agreement, confidentiality agreement or non-competition agreement between such Person and Seller.

         (c      Seller shall not directly or indirectly in any way
      discourage or influence or attempt to discourage or influence any of its employees with respect to such employee's acceptance of any offer of employment to be made by Buyer.

         (d      Subsequent to the Closing, Seller shall remain liable for
      (i) all accrued but unpaid wages, salary or other compensation, including all incentive compensation to the extent accrued, in accordance with GAAP, through and as of the Effective Time, (ii) all vacation benefits and vacation pay, in each case to the extent that such are deemed owing or otherwise accrued as of the Effective Time and (iii) all severance pay, if any, and other amounts or benefit due, in respect of all employees of Seller, including past employees and contract labor or employees of Seller.

         (e      Except as provided in the last sentence hereof, Seller
      hereby retains liability for and agrees to pay, indemnify, defend and hold Buyer harmless from and against and with respect to any and all losses, liabilities, claims, obligations, costs, damages, and expenses that arise under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the Internal Revenue Code of 1986 (the "Code") imposed upon, incurred or assessed by reason of or relating to any failure by Seller to comply with the continuation health care coverage requirements of COBRA or Sections 601 through 608 of ERISA which occur with respect to any current or prior employee of Seller or any qualified beneficiary of such employee (as defined in COBRA). Except as provided in the last sentence hereof, Seller agrees to provide to all its employees terminated by Seller in connection with the transactions described in this Agreement with all information that is necessary or required under the continuation health care requirements of COBRA, as such requirements have applied to any group health plan maintained by or for Seller, with respect to any current or former employee of Seller or any spouse, former spouse, dependent child or former dependent child of any such employee. Such information shall include, without limitation, the identification of all covered employees, as defined in COBRA, and their qualified beneficiaries, as defined in COBRA, the identification of all qualifying events with respect to which such covered employees are qualified beneficiaries, as defined in COBRA, and information otherwise demonstrating compliance with all the continuation health care coverage requirements of COBRA or in Sections 601-608 of ERISA. Notwithstanding the above, Seller shall not retain any liability and Buyer shall pay, indemnify, defend and hold Seller harmless from and against and with respect to any and all losses, liabilities, claims, obligations, costs, damages, and expenses of Seller that arise under COBRA with respect to any person to whom an offer of employment has been extended by Buyer pursuant to Section 7.7(a) and accepted by such person.

      VII.8 Termination by Buyer After Closing. Buyer shall assume responsibility for all severance pay and other amounts or benefits due any employee of Buyer whose employment is terminated by Buyer after the Closing.


                                 ARTICLE VIII
                                  CONDITIONS

      VIII.1 Conditions to Each Party's Obligation to Close. The obligations of Buyer, NCH and Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or before the Closing, of the following conditions:

         (a      All authorizations, consents, orders, or approvals of, or
      declarations or filings with, or expirations of waiting periods imposed by, any Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained (including expiration of the applicable waiting period under the HSR Act).

         (b      No temporary restraining order, preliminary or permanent
      injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

         (c      No action shall have been taken nor any Applicable Law shall have been enacted by any Authority that makes the consummation of the transactions contemplated hereby illegal.

      VIII.2 Conditions to Buyer's Obligation to Close. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by Buyer), at or before the Closing, of the following conditions:


         (a      Seller and NCH shall have performed in all material respects each of the covenants and obligations required under this Agreement to be respectively performed by them at or prior to the Closing and each of the representations and warranties of Seller and NCH contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of such time, except that any representation or warranty that by its terms is stated to be true as of a particular date need be true and correct in all material respects only as of such date; provided that any such representation or warranty that by its terms is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified by the above reference to "all material respects." Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by an officer of Seller, as to the satisfaction of the above conditions.

         (b      Seller and NCH shall have delivered to Buyer the Closing
      documents referred to in Sections 2.11(a) and 2.11(b).

         (c      Each of the third party consents listed on Schedule 3.2
      shall have been obtained except where the failure to obtain such consent would not result in a Material Adverse Effect.

         (d      Buyer shall have received the debt financing for the
      transaction contemplated herein pursuant to the terms of the Financing Facilities.

         (e      There shall not have occurred any Material Adverse Effect.

      VIII.3 Conditions to Seller's Obligation to Close. The obligation of Seller and NCH to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by Seller), at or before the Closing, of the following conditions:

         (a      Buyer shall have performed in all material respects each of the covenants and the obligations required under this Agreement to be performed by it at or prior to the Closing and each of the representations and warranties of Buyer contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of such time, except that any representation or warranty that by its terms is stated to be true as of a particular date need be true and correct in all material respects only as of such date; provided that any such representation or warranty that by its terms is qualified by a materiality standard of a Material Adverse Effect qualification shall not be further qualified by the above reference to "all material respects". Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by an officer of Buyer, as to the satisfaction of the above conditions.

         (b      Buyer shall have delivered to Seller the Closing documents and tendered payment of the amounts referred to in Section 2.12.


                                   ARTICLE IX
                    SURVIVAL AND REMEDY; INDEMNIFICATION

      IX.1    Obligation of Parties to Indemnify.

         (a      Indemnification by Seller.  Subject to the limitations set forth in this Article 9, Seller and NCH shall, jointly and severally, indemnify, defend and hold harmless Buyer and its Affiliates from and against any and all claims, losses, damages, liabilities, deficiencies, obligations or expenses of any kind or type including reasonable third-party legal fees and expenses (collectively, "Losses") to the extent arising or resulting from any of the following:

            (i      the failure of Seller to pay or otherwise discharge when
         due and payable the Retained Liabilities;

            (ii     the material nonfulfillment or nonperformance by Seller
         or NCH of any agreement or covenant of Seller or NCH hereunder; and

            (iii    the material inaccuracy or breach of any representation
         or warranty made by Seller or NCH herein.

         (b      Indemnification by Buyer.  Subject to the limitations set
      forth in this Article 9, Buyer shall indemnify, defend and hold harmless Seller and NCH from and against any and all Losses to the extent arising or resulting from any of the following:

            (i      the failure of Buyer to pay or otherwise discharge when
         due and payable the Assumed Liabilities;

            (ii     the material non-fulfillment or non-performance by Buyer
         of any agreement or covenant of Buyer hereunder;

            (iii    the material inaccuracy or breach of any representation
         or warranty made by Buyer herein.

      IX.2    Indemnification Procedures - Third Party Claims.

         (a      If any party (the "Indemnified Party") receives written
      notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under this Article IX (a "Third Party Claim"), and such Indemnified Party intends to seek indemnity pursuant to this Article IX, the Indemnified Party shall promptly provide the other party (the "Indemnifying Party") with notice of such Third Party Claim. The Indemnifying Party shall be entitled to participate in or, at its option, assume the defense, appeal or settlement of such Third Party Claim. Such defense or settlement shall be conducted through counsel selected by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith. In the event that the Indemnifying Party fails to assume the defense or settlement of any Third Party Claim within 20 days (or such shorter period if a response is required prior to the expiration of said 20 days in order to protect the Indemnified Party's interests) after receipt of notice thereof from the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, appeal or settlement of such Third Party Claim at the expense and for the account of the Indemnifying Party.

         (b      The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such Third Party Claim (provided, however, that the Indemnifying Parties shall pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such Third Party Claim, (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such Third Party Claim, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel).

         (c      The Indemnifying Party shall obtain the prior written
      approval of the Indemnified Party (which approval shall not be unreasonably withheld) before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of any Third Party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business.

         (d      No Indemnifying Party shall consent to the entry of any
      judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action.

         (e      Notwithstanding Section 9.2(a), the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) as to which the Indemnifying Party fails to assume the defense within 20 days after receipt of notice thereof from the Indemnified Party or (ii) to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

      IX.3 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 9.2 because no Third Party Claim is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Losses which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in this Article IX, the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.


      IX.4 Survival of Covenants, Representations and Warranties. The covenants, representations and warranties contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive the Closing and shall continue for the applicable limitation period notwithstanding such Closing or any investigation made by or on behalf of the party entitled to the benefit thereof or any knowledge of such party; provided, however, that the representations and warranties set out in Article III and Article IV and the corresponding representations and warranties set out or incorporated in the certificates to be delivered pursuant to Section 8.2(a) and Section 8.3(a) (other than those contained in Sections 3.2 (only as to the HSR Act), 3.3 and 3.11, which shall each survive indefinitely, and those contained in
   Section 3.7, which shall each survive as described below) shall terminate as of 18 months from the Closing Date. The representations and warranties contained in Section 3.7 shall, in respect of any particular Tax, survive the Closing and continue in full force and effect for the benefit of Buyer until the expiry of the period during which any Authority may, under any Applicable Law, assess, re-assess or otherwise levy such Tax. Any claim by Buyer in respect of such representations and warranties shall be made in writing within 90 days from the expiration of such period. Any claim for breach of a representation or warranty, to be effective, must be asserted in writing prior to the applicable expiration date.

      IX.5    Liability Cap.

      (a      From and after the Closing no claim for indemnification may be made under Section 9.1(a) unless and until the aggregate amount of Losses of the Indemnified Party that may be claimed under Section 9.1(a) exceeds $200,000, and the Indemnifying Party shall be liable to the Indemnified Party under Section 9.1(a) only to the extent such Losses suffered by the Indemnified Party exceed $200,000; provided, however, that indemnification claims by Buyer with respect to Sections 3.2 (only as to the HSR Act), 3.3,
   3.8 and 3.12 (x) shall not be subject to this limitation and (y) shall not be applied towards the aggregate amount of Losses in determining whether this limitation applies with respect to indemnification claims by Buyer in respect of any other provision of this Agreement; provided further, indemnification claims by Buyer with respect to the last sentence of Section
   3.21 may be made only to the extent that Losses incurred by the Indemnified Party as a result of a breach thereof exceed the Accounts Receivable Reserve determined as of the Effective Date, and any such indemnification claim shall not be applied towards the aggregate amount of Losses in determining whether the above limitation applies with respect to indemnification claims by Buyer in respect of any other provision of this Agreement. No Losses which involve less than $10,000 shall be included in determining whether the amount of such indemnification exceeds the applicable threshold amount. For purposes of determining whether a Loss involves at least $10,000, all Losses arising out of or related to the same event or circumstance or a series of related events or circumstances shall be treated as one Loss.

      (b      In addition, notwithstanding anything to the contrary contained herein, in no event shall the liability of Seller and NCH to any Person under this Article IX or otherwise exceed the amount of the Final Purchase Price.

      IX.6 Transfer Taxes; Filing Fees. The parties hereto agree that any payment of an indemnification claim made hereunder will be treated by the parties on their Tax Returns as an adjustment to the Purchase Price.


      IX.7 Tax Related Adjustments. The parties hereto agree that any payment of an indemnification claim made hereunder will be treated by the parties on their Tax Returns as an adjustment to the Purchase Price. Notwithstanding such treatment by the parties, the amount of any indemnification due hereunder shall be fairly and equitably reduced (or increased) by the amount of the actual reduction (or increase) in liability for Taxes of the Indemnified Party after giving effect to the incurrence by the Indemnified Party of the liability giving rise to the claim for indemnification, the payment by the Indemnified Party of such claim, and the receipt by the Indemnified Party of any indemnity payment with respect to such claim. In determining the actual reduction (or increase) in liability for Taxes payable by the Indemnified Party or any Affiliate thereof, the parties shall use an assumed marginal tax rate equal to the highest marginal tax rate then in effect for corporate taxpayers in the relevant jurisdiction.

                                ARTICLE X
                               TERMINATION

      X.1     Termination.

         (a      This Agreement may be terminated and the transactions
      contemplated hereby abandoned at any time prior to the Closing:

            (i      by mutual consent of Buyer and Seller;

            (ii     by Buyer pursuant to the provisions of Section 2.6(c);

            (iii    by either Buyer or Seller if the Closing shall not have
         occurred by December 15, 1999, (as such date may be extended by the 10 day cure period provided for in clause (v) below); provided, however, that this right to terminate this Agreement shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

            (iv     by either Buyer or Seller if a court of competent
         jurisdiction or other Authority shall have issued an order, decree, or ruling or taken any other action, in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable; or


            (v      by either Buyer or Seller if the terminating party is
         not then in material breach of this Agreement and if (x) with respect to a termination by Buyer, there shall have been any material breach (provided that any representation or warranty of Seller or NCH contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified by the above reference to "material") of one or more representations or warranties of Seller or NCH (which has not been waived) or material breach of one or more covenants or agreements set forth in this Agreement by Seller or NCH (which has not been waived), or (y) with respect to a termination by Seller, there shall have been a material breach (provided that any representation or warranty of Buyer contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified by the above reference to "material") of one or more representations or warranties of Buyer (which has not been waived) or material breach of one or more covenants or agreements set forth in this Agreement by Buyer (which has not been waived), which breach or breaches, in the case of clause (x) or (y) above, shall not have been cured within 10 days following receipt by the breaching party of written notice of such breach;

         (b      The right of any party hereto to terminate this Agreement
      pursuant to this Section 10.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement. Any termination of this Agreement by Seller shall be deemed to be a termination of this Agreement by NCH.

      X.2 Effect of Termination. Upon termination of this Agreement pursuant to Section 10.1, the undertakings of the parties set forth herein shall forthwith be of no further force and effect; provided, however, that this Section 10.2 and Sections 11.2 and 11.9 and rights and remedies for any breaches of this Agreement occurring prior to such termination, in each case, shall survive any such termination.


                                      ARTICLE XI
                                    MISCELLANEOUS

      XI.1 Expenses of the Parties. Except as otherwise provided herein, all expenses incurred by or on behalf of the parties hereto, including all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the authorization, preparation, execution and performance of this Agreement, shall be borne solely by the party who shall have incurred the same and the other parties shall have no liability in respect thereof.

      XI.2 Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

      XI.3 Extensions and Waivers. Any party to this Agreement may (a) extend the time for or waive the performance of any of the obligations or other acts to be performed under this Agreement by any other party, (b) waive any inaccuracies in the representations of any other party contained in this Agreement, or (c) waive compliance with any of the covenants made by any other party in this Agreement. No waiver shall be effective unless it is in writing executed by the party making such waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.


      XI.4 Assignment. None of NCH, Seller or Buyer may assign any provision of this Agreement, any portion thereof, or any related document without the prior written consent of the other parties hereto. The foregoing notwithstanding, Buyer may assign its rights and interests under this Agreement to a wholly-owned subsidiary of Buyer on or before the Effective Time; provided, however, that such assignment shall not relieve or release Buyer from any duty, liability or obligation to NCH or Seller under this Agreement. Subject to the preceding sentence, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

      XI.5 Entire Agreement. This Agreement, including all Exhibits and Schedules attached hereto, contains the entire agreement of the parties hereto with respect to the Purchased Assets and the other transactions contemplated hereby, and supersedes all prior understandings and agreements of the parties with respect to the subject matter hereof. The Schedules delivered pursuant to this Agreement and Exhibits attached hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

      XI.6 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

      XI.7 Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      XI.8 Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and delivered by (a) facsimile and overnight courier, or (b) certified or registered U.S. mail, postage prepaid, as follows:

      If to Seller or NCH, addressed to:

      c/o NCH Corporation
      2727 Chemsearch Boulevard
      Irving, Texas  75062
      Attn:   Jack B. Rubin
              Joe Cleveland

      with a copy to:

      Vinson & Elkins L.L.P.
      2001 Ross Avenue, Suite 3700
      Trammell Crow Center
      Dallas, Texas  75201
      Attn:  A. Winston Oxley

      If to Buyer, addressed to:

      Carlton-Bates Company
      3600 West 69th Street
      Little Rock, Arkansas 72209
      Attn:   William P. Carlton
              Steve Allen


      with a copy to:

      Friday, Eldredge & Clark, L.L.P.
      400 West Capital Avenue, Suite 2000
      Little Rock, AR  72201
      Attn:  Price C. Gardner

      Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided. Any notice delivered by facsimile and overnight courier shall be deemed to have been given on the date it is so received by facsimile or delivered by courier, and any notice delivered by registered or certified mail shall be deemed to have been given when deposited in the U.S. mail.

      XI.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without reference to its choice of law provisions.

      XI.10 Publicity. No press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by any party hereto or other employee, agent or representative of NCH, Seller or Buyer without the prior approval of all other parties, except that any party may make such public disclosure which it believes in good faith to be required by Applicable Law or exchange rule or regulation (it being acknowledged and understood by Buyer, that NCH may determine, in its sole discretion, whether disclosure of this Agreement and the transactions contemplated hereby is required pursuant to the reporting obligations of NCH under the Securities Exchange Act of 1934 or any applicable exchange rule or regulation).

      XI.11 Access to Information. After the Closing Date, each of the parties shall grant to the other such access to financial records and other information in their possession related to their conduct of the Business and such cooperation and assistance as shall be reasonably required to enable each of them to complete their legal, regulatory, stock exchange and financial reporting requirements and to complete their Tax returns. In the event that any such Tax return becomes the subject of any audit or investigation, each of the parties shall give the other all reasonable cooperation, access and assistance as needed during normal business hours with respect to books and records and other financial data of such party to enable such first party to defend any such audit or investigation. Each party shall, for a period of six years after the Closing Date plus any additional time during which a party advises the other party that there is an ongoing Tax audit or investigation with respect to such periods, keep such materials reasonably accessible and not destroy or dispose of such materials without the written consent of the other party; provided no party shall not be responsible or liable to the other party for, or as a result of, any accidental loss or destruction of or damage to any such records or information. Each party shall promptly reimburse the other for such other party's reasonable out-of-pocket expenses associated with requests made by such first party under this Section 11.11, but no other charges shall be payable by the requesting party to the other party in connection with such requests. Any party receiving information pursuant to this Section 11.11 shall maintain such information in strict confidence and not disclose such information except as otherwise required by Applicable Law.

      XI.12 Access to Excluded Books and Records. Buyer recognizes that Excluded Books and Records may have been intermingled with the Business Records. Buyer shall, for a period of six years after the Closing Date plus any additional time during which Seller advises Buyer that there is an ongoing audit, investigation or legal dispute of any kind relating to such Excluded Books and Records, keep such Excluded Books and Records reasonably accessible and not destroy or dispose of such materials without the written consent of Seller. Seller shall promptly reimburse Buyer for Buyer's reasonable out-of-pocket expenses associated with requests made by Seller under this Section 11.12, but no other charges shall be payable by Seller in connection with such requests.

      XI.13 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by Applicable Law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect to the extent of the invalidity, illegality or unenforceability.

      XI.14 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.


      XI.15 Unassignable Contracts. If (i) any third party consent to the assignment or other transfer to Buyer of an Assumed Contract listed on
   Schedule 3.2 is not obtained on or before the Closing and Buyer waives obtaining such consent as a condition to the Closing or (ii) any other third party consent to the assignment or other transfer to Buyer of an Assumed Contract listed on Schedule 3.2 is not obtained on or before the Closing and does not give rise to a condition to the Closing, then as to the rights, benefits or remedies under or pursuant to such Assumed Contracts (collectively, the "Rights") not assignable to Buyer because such consent has not been obtained:

         (a) Seller will hold the Rights in trust for Buyer, for the account and benefit of Buyer;

         (b) Seller will, at the request and under the direction of Buyer in the name of Seller or otherwise as Buyer shall specify, take all such actions and do all such things, at Seller's expense, as shall in the opinion of Buyer, be necessary or desirable in order that the obligations of Seller under such Assumed Contracts may be performed in a manner such that the value of the Rights shall be preserved and shall enure to the benefit of Buyer and such that all moneys receivable under the Assumed Contracts may be received by Buyer;

         (c) Seller will promptly pay over to Buyer all such moneys collected by Seller in respect of such Assumed Contracts; and

         (d) to the extent permitted by the third party, Buyer will perform the obligations under such Assumed Contracts on behalf of Seller, and will indemnify Seller against all liabilities, costs and expenses incurred by Seller in connection with Buyer performing such obligations; Seller hereby appoints Buyer as its attorney-in-fact to act in the name of Seller to carry out all such matters, such appointment being a power coupled with an interest.

                     [Signatures are on the following page]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in multiple originals as of the day and year first above written. The parties agree that a facsimile copy of this Agreement, when duly signed and transmitted, will be deemed as an original for all purposes.

                                     NCH CORPORATION


                                     By:   /s/ Jack B. Rubin
                                           ------------------------------------
                                           Jack B. Rubin, Senior Vice President


                                     RESOURCE ELECTRONICS, INC.


                                     By:   /s/ Jack B. Rubin
                                           ------------------------------------
                                     Its:  Jack B. Rubin, Senior Vice President


                                     CARLTON-BATES COMPANY


                                     By:  /s/ William P. Carlton
                                          -----------------------------
                                          William P. Carlton, President